Exhibit 10.1
February 27, 2007
Mr. Richard F. Pops
Re:   Your employment agreement with Alkermes, Inc. dated February 7, 1991
Dear Richard,
This letter agreement (the “Agreement”) serves as an amendment to and replacement of your employment agreement with Alkermes, Inc. (the “Company”) dated February 7, 1991 (the “1991 Agreement”) and contains terms and conditions approved by the Compensation Committee of the Company.
The 1991 Agreement will be modified as follows commencing April 1, 2007:
1.      Position and Duties. The title of your position will be Chairman of the Board of Directors of the Company. You will be responsible for oversight of strategic issues affecting the Company and maintaining key relationships in the industry. In addition, during the initial year of the term of this Agreement (as defined below), you will dedicate the time and resources necessary to ensure a smooth transition to the individual taking on the role of CEO of the Company.
2.      Compensation and Related Matters.
               (a)      The term of this Agreement shall extend from April 1, 2007 (the “Commencement Date”) until the third anniversary of the Commencement Date (the “term of this Agreement”). During the term of this Agreement, you will be compensated at your existing salary (adjusted annually to account for inflation) and continue to be eligible for all your current employee benefits, including participation in the Company 401K, health and dental plans and long-term disability and life insurance.
               (b)      For a period of one year, you will be eligible to receive your current target bonus under the Company named-executive bonus plan and restricted stock commensurate with recent equity awards based on performance criteria to be determined by the Compensation Committee of the Board. Thereafter, any bonus and/or equity award would be based on criteria established by the Compensation Committee of the Board.
3.      Termination. Your employment may be terminated without any breach of this Agreement in the following circumstances:
               (a)      Death. Your employment hereunder will terminate upon your death.
               (b)      Disability. If you become disabled and are unable to perform the essential functions of your position under this Agreement, the Board may remove you from your responsibilities. Notwithstanding any such removal or reassignment, you shall continue to receive your full base salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies) and benefits (except to the extent that you may be ineligible for one or more such benefits under the applicable plan terms) for a period of time equal to the lesser of (i) six (6) months or (ii) the balance of the term of this Agreement, and your employment may be terminated by the Company at any time thereafter. Nothing in this Subparagraph 4(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
               (c)      Termination by Company for Cause. At any time during the term of this Agreement, the Company may terminate your employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board at which you would not participate called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (A) conduct constituting a material act of willful misconduct in connection with the performance of your duties; (B) commission of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct that would reasonably be expected to result in material injury to the

Company; (C) continued, willful and deliberate non-performance of duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a violation of the Company’s employment policies which has continued following written notice of such violation from the Board, or (E) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
               (d)      Termination Without Cause. At any time during the term of the Agreement, the Company may terminate your employment hereunder without Cause if such termination is approved by a majority of the Board (excluding yourself) at a meeting of the Board called and held for such purpose. Any termination by the Company of your employment under this Agreement which does not constitute a termination for Cause under Subparagraph 3(c) or result from the death or disability under Subparagraph 3(a) or (b) shall be deemed a termination without Cause.
               (e)      Termination by You. At any time during the term of this Agreement, you may terminate your employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by you, in the nature or scope of your responsibilities, authorities, powers, functions or duties; (B) any removal, during the term of this Agreement, of your title that you do not consent to; (C) an involuntary reduction in your base salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement, or (E) the involuntary relocation of the Company’s offices at which you are principally employed to a location more than thirty (30) miles from such offices, or the requirement by the Company that you be based anywhere other than the Company’s offices on an extended basis. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” event has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason event; (iii) you cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to modify your employment situation in a manner acceptable to you and the Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to you. If the Company cures the Good Reason event in a manner acceptable to you during the thirty (30) day period, Good Reason shall be deemed not to have occurred.
               (f)      Notice of Termination. Except for termination as specified in Subparagraph 3(a), any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
               (g)      Date of Termination. “Date of Termination” shall mean: (A) if your employment is terminated by your death, the date of your death; (B) if your employment is terminated on account of disability or by the Company for Cause, the date on which Notice of Termination is given; (C) if your employment is terminated by the Company under Subparagraph 3(d), thirty (30) days after the date on which a Notice of Termination is given; and (D) if your employment is terminated by you under Subparagraph 3(e), thirty (30) days after the date on which a Notice of Termination is given.
4.      Compensation Upon Termination.
               (a)      Termination Generally. If your employment with the Company is terminated for any reason during the term of this Agreement, the Company shall pay or provide to you any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits you may have under any employee benefit plan of the Company (the “Accrued Benefit”)
               (b)      Termination by the Company Without Cause or by You with Good Reason. If your employment is terminated by the Company without Cause, or you terminate your employment for Good Reason, during the term of this Agreement, then the Company shall pay you your Accrued Benefit. In addition, subject to your signing a general release of claims in a form and manner satisfactory to the Company,
                    (i)      the Company shall pay you an amount equal to two times your Average Compensation (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal bi-weekly installments over twenty-four months, in arrears. For purposes of this Agreement, “Average Compensation” shall mean (i) the average of your base salary in effect as of the date of the Notice of Termination and your prior year’s base salary plus (ii) the average of your bonus under the Company named-executive bonus plan for the prior two fiscal years; and
                    (ii)     subject to your co-payment of premium amounts at the active employees’ rate, you shall be entitled to continued participation in the Company’s group health, dental and vision program for eighteen (18) months (continuation of health benefits under this Subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), and continued life and long term disability insurance for twenty-four months; and
                    (iii)    anything in this Agreement to the contrary notwithstanding, if at the time of your termination of employment you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that you become entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after your Date of Termination, (ii) your death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Subparagraph 4(b)(iii).
5.      Litigation and Regulatory Cooperation. During and after your employment, you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of such obligations.
6.      Integration. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements between us, including the 1991 Agreement, with respect to any related subject matter, other than the Change in Control Employment Agreement dated December 19, 2000.
7.      Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
8.      Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
9.      Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to you at the address you have on file with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
10.      Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.
11.      Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
12.      Change in Control Payments. Notwithstanding anything in this letter to the contrary, in the event that your employment terminates under circumstances that would entitle you to severance payments under the Change in Control Employment Agreement dated December 19, 2000 entered into between the Company and you, you may elect to collect severance under either this Agreement or the Change in Control Employment Agreement, but not both. Nothing herein shall be interpreted to affect your rights to receive gross-up payment pursuant to Section 10 of the Change in Control Employment Agreement.

Sincerely, ALKERMES, INC.
/s/ Michael J. Landine

By: Michael J. Landine Vice President, Corporate Development

Agreed and Accepted this 27th day of February, 2007:

/s/ Richard F. Pops
Richard F. Pops